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                                                                    Exhibit 15.1

Deloitte & Touche LLP
333 Clay Street
Suite 2300
Houston, Texas 77002

May 12, 2000

Sterling Chemicals Holdings, Inc.
1200 Smith Street, Suite 1900
Houston, Texas 77002

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sterling Chemicals Holdings, Inc. and subsidiaries for the three-month and six-month periods ended March 31, 2000 and 1999, as indicated in our report dated May 11, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, is incorporated by reference in Registration Statement No. 333-30917 for Sterling Chemicals Holdings, Inc. on Form S-3 and in Registration Statement No. 333-52795 for Sterling Chemicals Holdings, Inc. on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP